Exhibit 10.1

19 November 2012

BORROWER:	Tucows.com Co. (Nova Scotia)

GUARANTORS:	Corporate Guarantee signed by Tucows (Delaware) Inc, and Tucows Inc.,

LENDER:	Bank of Montreal

CURRENCY:	All amounts herein are expressed in Canadian Dollars unless otherwise specified.

Credit Facility #1	Demand Loan Revolving (“DLR”)
(R)
Amount	Advances under Fac. 1 & 2 not to exceed USD$14,000,000 (CAD $14,854,000 @ 1.061)

Loan Purpose
The Facility shall  be used by the Borrower for the following:
i. To finance Permitted Acquisitions; and

ii. To finance repurchase of shares of the Borrower

Provided that the Borrower is at such time within the covenants and no event of default is occurring or will occur as a result of such a transaction.

Availability
US Base Rate based loans
Drawdowns will be available in multiple draws limited to the loan purpose stated above in any given year. All balances outstanding under this Facility shall be fully repaid within 30 days of December 31st of each year end (that being the Company’s fiscal year end) through an equivalent advance under Facility 2.
One time funded share repurchase of up to $10,000,000 via Dutch Auction to be completed by [March 31, 2013]; at all other times, funded share repurchases are not to exceed $2,000,000 at any time within the global $14,000,000 authorization for Facilities 1 & 2.

Interest Rate	U.S. Base Rate + 1.25%

Repayment	Interest only payments made monthly in arrears.

Standby Fees:	0.20%. Payable on the undrawn available aggregate under Facility 1&2. This fee is payable quarterly in arrears.

Facility #2	Demand Loan Revolving, Reducing (DLRR)

Amount	Advances under Fac. 1 & 2 not to exceed USD$14,000,000 (CAD $14,854,000 @ 1.061)

Loan Purpose	To term out acquisition advances and the Borrower’s share repurchases previously funded under Facility #1.

Availability
Advances made annually will be for the sole reason of terming out the outstanding advances under Facility #1 within 30 days of December 31st of each year.
At the Borrower’s option by way of:
i. US Base Rate

ii. LIBOR with terms of 3 or 6 months subject to availability of funds with minimum draws of USD $100,000 and multiples of $50,000 thereafter. Repayment permitted only on rollover date.

19 November 2012

Repayment	Equal monthly principal payments plus interest.

Voluntary Repayment	Loans bearing interest based on US$ Base Rate may be prepaid at any time without penalty with 1-3 days written notice. LIBOR cannot be prepaid.

Amortization	48 months

Interest Rate	i. US Base Rate + 1.25% ii. LIBOR + 2.50%

CREDIT FACILITY #3 (R)	Operating Demand Loan (“ODL”) &/or Commercial Letter of Credit (“CLC”)

AMOUNT:	US$1,000,000 * 1.061 (Nominal Conversion factor) = CAD$1,061,000
CLC: Max 1 yr term (subject to renewal). Standard terms and fees to apply.
LOAN PURPOSE:	Operating Requirements

AVAILABILITY:	To be available in Canadian or US Dollar equivalent. Not subject to Margin.

REPAYMENT:	Direct advances are to fluctuate widely with periodic clean-up on a minimum annual basis. Interest is payable monthly in arrears.

INTEREST RATE:	BMO Bank of Montreal U.S. Base Rate + 1.25% payable monthly in arrears.

FACILITY FEES:	A monthly monitoring fee of $500.00 in regards to the provision of the facility. This does not include standard transaction charges for account activity.

Facility #4 (R)	Treasury Risk Management Facility.

Amount	US$3,500,000 * 1.061 (Nominal Conversion factor) = CAD$3,714,000

Loan Type:
Settlement risk line to assist with hedging US$ exposure via FEFC and / or Currency options. Maximum 18 month contracts at market rates. Proper facility parameters in place with regards to deemed risk, replacement risk, and settlement risk confirmed by FX Group BMO Capital Markets.

LOAN PURPOSE:	To manage / hedge exposure to US Dollar currency fluctuations.

REMUNERATION:	Priced at market rates as advised by BMO Capital Markets

SETTLEMENT RISK	$3,500,000 Settlement Risk line for settlement of FEFC; No draws permitted. Represents the maximum face value of maturing FEFC on any given day.

Note: Applicable interest rates shall increase by 200bps upon the occurrence of and during continuance of an event of default.
Note:  All interest rates and fees shall be calculated on a 365 or 366 day basis as appropriate. All LIBOR advances shall be calculated on a 360 day year with interest payments payable the earlier of note maturity and quarterly.

19 November 2012

Structuring Fee	A fee of $25,000 shall be payable at Closing.

Representations and Warranties

Those usual and customary for transactions of this type, including but not limited to (a) confirmation of corporate status and authority, (b) no material adverse change, (c) no existing security interests (d) compliance with laws including environmental laws and regulations and other environmental matters, and (e) payment of taxes.

Consolidated financial statements of Tucows Inc. must reflect, at all times, no less than 85% of assets and EBTIDA of the borrower or its secured subsidiaries.

Conditions Precedent to Current Closing

1.	Completion of amended and revised loan and account documentation;
2.	Payment of fees and expenses;
3.	No material adverse change since the date of the latest financial statements provided to the Lender; and
4.	Such other conditions as the Lender may reasonably request.

Conditions Precedent for Funding under Facility #1

1.	With respect to any acquisition:

o
Description of acquired business, business rational for acquisition, timing and pro-forma covenant calculations indicating the Borrower is in compliance with all financial covenants based on the most recent quarterly financial statements both before and after making subject draw, and any other financial information the lender may require;

o	Acquisitions must be accretive to EBITDA and not deemed hostile by the target;

o	Any indebtedness of the target is repaid upon closing and all encumbrances discharged (subject to permitted baskets);

o	First ranking security (GSA) to be provided over the assets of any target acquisition within 30 days of acquisition closing;

o	Such other documents the Lender may reasonably request to ensure the Bank is not at a legal, environmental, reputational or financial risk.

2.	No material adverse change in the business, operations, properties, or prospects of the Borrower taken as a whole, or in the rights and remedies of the Lender;

3.	All representations and warranties being true and correct in all material respects;

4.	No material adverse change;

5.	Timely receipt of notice of borrowing.

Permitted Acquisitions

Acquisitions must be permitted with the prior written consent of the Bank** provided that:

i.	No default or event of default exists;

ii.	Acquisition is related to the Borrower’s existing lines of business (but may be in a new vertical market or new jurisdiction);

iii.	Acquisition is not hostile;

iv.	Borrower is in compliance with all covenants and representations and warranties under the Offer Letter and will remain in compliance as a result of the completion of the acquisition.

19 November 2012

Reporting
Requirements:	Quarterly (within 45 days of quarter end):

Internally prepared quarterly consolidated financial statements of the Tucows Inc. (includes Borrower), supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank. Signed by the Borrower quarterly compliance certificate will confirm all financial covenant positions.

Annually (within 120 days of fiscal year end):

1.
Audited annual consolidated financial statements of Tucows Inc. (includes Borrower),  supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank;

2.	Signed compliance certificate confirming all financial covenant positions;

3.	Certified aged accounts receivable and accounts payable lists;

4.
Annual consolidated business plan of Tucows Inc. (includes Borrower), for the next fiscal year, comprising of a minimum of a balance sheet, income statement operating budget, cash flow statement, capital and/or lease expenditures schedule, tax liabilities, and major assumptions utilized to be provided no later than 15 days prior to the end of the then current fiscal year.

Accounting Terms GAAP:
Except as otherwise expressly provided herein, all terms of accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations of the components of financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in preparation of the consolidated financial statements of the Borrower. Upon adoption by the Borrower of International Financial Reporting Standards (IFRS), or in event of a change in GAAP, the Borrower and the Bank shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this agreement at the closing date, and any new ratio or covenant shall be subject to the approval of the Bank.  In the event that such a negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence at the closing date.

Financial Covenants:
At all times, the Borrower will observe and maintain the following financial covenants based on the Borrower’s consolidated financial statements (to be calculated on a rolling 4-quarter basis unless otherwise indicated).

1.	Maximum Total Funded Debt to EBITDA: 2.00:1.

2.	Minimum Fixed Charge Coverage: 1.20:1.

3.
Maximum Annual Capital Expenditures capped at $3,600,000 per annum, based on management forecast, and to be reviewed on an annual basis. Subject to covenant compliance both before and after such expenditures. Any additional amounts will be considered based on the Bank’s satisfactory review of the Borrower’s capital expenditure budget, to be submitted annually.

Definitions:
EBITDA = Earnings as defined in the Company’s consolidated financial statements prepared in accordance with Generally Accepted Accounting Principals (GAAP) before cash interest expense (i.e. accrued interest gets added back), taxes on earnings, depreciation and amortization, but excluding dividend, interest and extraordinary or non-recurring other income as set out in the financial statements (such latter items to be agreed-upon by BMO).

19 November 2012

Senior Funded Debt = the credit facilities hereunder and all interest bearing debt not subordinated to the credit facilities hereunder.  For greater clarity, Senior Funded Debt shall include, but not be limited to capital leases, guarantees and PMSIs but will exclude any settlement risk associated with forward contracts.

Total Funded Debt = Senior Funded Debt plus sub-debt (if applicable), but excluding investor sub-debt where rights of acceleration are prohibited until full repayment of the senior debt hereunder, as set out under an inter-creditor agreement with the senior debt lenders hereunder, and will also exclude any settlement risk associated with forward contracts.

Fixed Charge Coverage Ratio = EBITDA less cash taxes paid or  payable in that period, less unfunded capital expenditures, less unfunded share repurchase and less cash dividends paid and any other cash distributions, divided by the aggregate of fixed principal repayments and cash interest expenses payable in respect of Total Funded Debt.

Non-Financial Covenants:

Usual, including maintenance of insurance, payment of taxes, disposition of major assets, compliance with statutes and with environmental standards, Reporting Requirements as set out above, notices of default on a timely basis, no material judgments, access to books and records, no assumption of additional debt or guarantee obligations by the Borrower except for leases and/or purchase money security interests entered into with respect to capital expenditures to a maximum of the covenant limits hereunder in any consecutive 12-month period, and no payment of dividends.  The Borrower shall comply with all material laws (including environmental) and maintain its assets and property in good working condition and maintain satisfactory insurance.

So Long as the Borrower is indebted to the Lender, the Borrower and/or Corporate Guarantors agree that without the prior written consent of the Lender acting reasonably:

Amalgamation and Mergers. The Borrower and/or Corporate Guarantors shall not amalgamate merge or reorganize with any corporation without the prior written consent of the Lender, which consent shall not be unreasonably withheld if any contemplated amalgamation or merger meets the criteria as defined within Permitted Acquisitions.

Change of Control.
There shall be no change in control of the Borrower and /or Corporate Guarantors without the prior written approval of the Lender which shall not be unreasonably withheld. Notwithstanding the foregoing, changes in the ownership of the issued and outstanding shares of the company, as the case may be, shall be permitted if such changes do not affect the control exercised directly or indirectly on the Borrower and/or Corporate Guarantors.

Assets Subject to Security.  The Borrower and/or Corporate Guarantors shall not in any fiscal years, sell, alienate, assign, lease or otherwise dispose of any fixed asset, machinery, equipment or immovable property subject to the Security unless in the normal course of business;

Corporate Distributions. The Borrower and/or Corporate Guarantors shall not make subrogated loan principal or interest payments, dividend payments, principal payments on shareholder advances in any fiscal year if, as a result of such distributions the Financial Covenants are breached or would be by the making of such distributions which, but for the lapse of time or giving notice, or both, would constitute a breach of its Financial Covenants contemplated herein. All permitted distributions may be made annually on the basis of the most recent annual Financial Statements of the Borrower;

Negative Pledge. Except for permitted encumbrances, the Borrower and/or Corporate Guarantors shall not create, assume or permit to exit any security interest, charge or other encumbrances on any of its assets, revenues and on its properties ranking or purporting to rank prior to or pari passu with or after the Security;

Permitted Debt. The Borrower and/or Corporate Guarantors shall not incur any debt other than the Lender’s credit facilities. Any renewal, extension or refinancing of the debts mentioned in this paragraph will be permitted provided that the principal amount of such Debt shall not be increased nor shall the security granted in relation thereto be extended to cover additional property or to secure additional Debt. The Borrower and/or Guarantors shall not incur any new Debt or new operating leases if the Borrower is in breach of its Financial Covenants. If any Breach of covenants has occurred and is continuing, The Borrower and/or Corporate Guarantors may not incur any new debt including, without limitation, Subordinated Debt.

19 November 2012

Security:

Currently Held:
1.	LF130 Ontario Security Agreement (P.P.S.A.). Signed by Tucows.com Co. PPSA file No. 637354656.
2.	Guarantee (Guaranty) for Indebtedness of a Corporation signed by Tucows ( Delaware) Inc.
3.	Security Agreement by Tucows ( Delaware) Inc.
4.	Guarantee (Guaranty) for Indebtedness of a Corporation. Signed by Tucows Inc.
5.	Security Agreement by Tucows Inc.
6.	Guarantee for Indebtedness of a Corporation. Signed by Mailbank Nova Scotia Co.
7.	LF 130 General Security Agreement signed by Mailbank Nova Scotia Co.
8.	Loan Agreement signed by Tucows.com Inc. Borrower and Bank.
9.	LF 44 Guarantee for indebtedness of a Corporation signed by Tucows Domain Holdings Co. in favour of Tucows.com Co.
10.	LF130 Ontario Security Agreement. Registration File No. 637507458.
11.	Guarantee (Guaranty) Indebtedness of a Corporation. Signed by Innerwise
12.	Security Agreement by Innerwise Inc.
13.	Estoppel Letter from HSBC to Bank of Montreal.
14.	Assignment of fire insurance policy.
15.	Solicitors favourable letter of opinion.
16.	Environmental checklist/indemnity (copy only).
17.	Copy of final executed purchase and sale agreement.
18.	Confirmation of ICANN Accreditation.
19.	LF 823 U.S.Dollars base rate Loans-Promissory Note.
20.	Executed Purchase and Sale Agreement.
21.	Executed Offer Letter.
22.	Letter of Acknowledgement. Tucows ( Delaware) Inc, Tucows Inc, to sign indicating current corporate guarantee to support increased advances.
23.	Letter of Acknowledgement outlining the temporary waiver of the cap on share repurchases until March 31, 2011.
24.	Promissory Notes in the amount of $4MM.

To be obtained:
1.	Relevant documentation reflecting increase in corporate guarantee to $19,269M.
2.	Guarantee in a form acceptable to the Lender for any subsidiaries not included in current security package: Ting Inc. (Delaware).
3.	Signed updated terms sheet.

Expiration:	This term sheet shall be open for Acceptance by the Borrower until November 30, 2012. At that time, the Lender shall have no obligation to fund the increases to Facilities 1 and 2 proposed herein.

Evidence of  obligations (noteless advances)

The Lender may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required in order to evidence its Obligations in connection with the Facilities.  The Lender shall open and maintain, in accordance with its usual practice, an account or accounts evidencing such Obligations, and the information entered in such accounts shall be deemed to be prima facie correct.

19 November 2012

Bank of Montreal
___________________________     ____________________________
Per:                                                      Per:
         Director                                               Senior Manager
This Terms and Conditions is accepted as presented
this ________ day of ________________, 2012
Tucows.com Co.
Per: ___________________________________
                                 Name/Title
Per: ___________________________________
                                 Name/Title